                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

          TYCO TO RESTATE FINANCIALS FOR PREVIOUSLY DISCLOSED CHARGES
     TYCO ALSO ANNOUNCES CASH SETTLEMENT OF DEALER REMARKETABLE SECURITIES

    PEMBROKE, BERMUDA--JUNE 16, 2003--Tyco International Ltd. (NYSE--TYC, BSX--TYC, LSE--TYI) today announced that the Company intends to restate its financial results for prior fiscal periods in connection with the previously announced ongoing review of the Company's periodic filings by the Securities and Exchange Commission. All of the items that the SEC asked the Company to restate have been previously disclosed in the Company's periodic filings, and the cumulative effects of all such charges have been recorded in the Company's previously filed financial statements as of March 31, 2003. The charges subject to the restatement include primarily pre-tax charges of $434.5 million
($328.0 million after-tax) recorded in the quarter ended March 31, 2003 for items related to prior periods and pre-tax charges of $261.6 million ($199.7 after-tax) recorded in the quarter ended December 31, 2001.

    As a result of this development, the Company intends to file amendments to its Annual Report on Form 10-K for the fiscal year ended September 30, 2002, as well as its Quarterly Reports on Form 10-Q for the quarters ended December 31, 2002 and March 31, 2003. Revised financial statements will be included as part of these amendments and, therefore, investors should look to such revised financial statements when available.

    This restatement will push back the charges previously recorded into the historical periods to which they relate. The effects of the restatement of these charges will be to reduce the Company's reported results for fiscal years 1998-2001 and to increase the reported results for fiscal 2002 and the first six months of fiscal 2003. No new charges will be required in connection with the restatement, and the restatement will have no impact on the Company's reported balance sheet as of March 31, 2003. Tyco continues to be in compliance with the covenant tests under its various financing agreements in each of the affected quarters. Tyco does not anticipate that the restatement will have any adverse impact on its operating results or cash flows for the remainder of fiscal 2003 or future years.

    The Company is in discussions with the SEC with respect to whether any of the other charges, which were recorded in the quarter ended March 31, 2003, should instead be restated in prior periods. Notably, these charges include the $364.5 million pre-tax charge related to a change in the amortization method for ADT customer contracts acquired from dealers, and the $265.5 million pre-tax charge related to the change in accounting for the ADT dealer connection fee. The Company will continue to work closely with the SEC to resolve these outstanding issues as quickly as possible.

    Additionally, Tyco today announced that its wholly-owned subsidiary, Tyco International Group, S.A., has repurchased all of its 6.25% Dealer Remarketable Securities ("Drs.") due 2013. The total Dollar Price paid was $902 million based upon the $750 million par value of the Drs. plus the difference between a Base Rate of 5.55% and the current ten-year United States Treasury yield-to-maturity. The payment was made from available cash. The portion of the payment in excess of par ($152 million) will be recorded as an expense in the current fiscal quarter, which will reduce earnings per share by 7 cents in the quarter ending June 30, 2003.

ABOUT TYCO INTERNATIONAL LTD.

    Tyco International Ltd. is a diversified manufacturing and service company. Tyco is the world's largest manufacturer and servicer of electrical and electronic components; the world's largest designer, manufacturer, installer and servicer of undersea telecommunications systems; the world's largest manufacturer, installer and provider of fire protection systems and electronic security services and the world's largest manufacturer of specialty valves. Tyco also holds strong leadership positions in medical device products, and plastics and adhesives. Tyco operates in more than 100 countries and had fiscal 2002 revenues from continuing operations of approximately $36 billion.

FORWARD-LOOKING STATEMENTS

    This release may contain certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward looking and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements addressing the following subjects: future financial condition and operating results. Economic, business, competitive and/or regulatory factors affecting Tyco's businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements.

    More detailed information about these and other factors is set forth in Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 2002, and in Tyco's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

                                     # # #

Contact:  Gary Holmes (Media)
          212-424-1314

          Edward Arditte (Investors)
          212-424-1390

                                       2